Exhibit 99.1

BPZ Energy Announces Convertible Senior Note Transaction

to Retire $26.0 million of 6.50% Convertible Senior Notes Due 2015

April 16, 2014 – BPZ Energy (NYSE: BPZ) (BVL: BPZ), today announced that the Company has entered into a privately-negotiated agreement under which it will retire $26.0 million in aggregate principal of the Company's outstanding 6.50% Convertible Senior Notes due March 2015 ("2015 Notes"), in exchange for its issuance of $25.0 million in aggregate principal of new 8.50% Convertible Senior Notes due October 2017 ("New Notes").

Following this transaction, $59.9 million in aggregate principal amount of the 2015 Notes will remain outstanding with terms unchanged. The Company will also have outstanding $168.7 million in aggregate principal amount of its 8.50% Convertible Senior Notes due 2017 with terms unchanged.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

BPZ ENERGY

BPZ Energy, which trades as BPZ Resources, Inc. under ticker symbol BPZ on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has license contracts covering approximately 2.0 million net acres in offshore and onshore Peru. The Company holds a 51% interest in offshore Block Z-1, which it is developing in partnership with Pacific Rubiales Energy Corp. BPZ Energy also holds 100% working interests in three onshore blocks in Peru. Please visit the Company's website at www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENTS

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “anticipates,” “intends,” “will,” “expects,” and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the completion or success of the offering and the sale of the 2017 Notes, the anticipated terms of the 2017 Notes and the offering, the anticipated use of the proceeds from the offering, successful installation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

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Investor and Media Contact:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

1-281-752-1240

pierre_dubois@bpzenergy.com